UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2013

PHARMAGEN, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54523	27-0777112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9337 Fraser Avenue Silver Spring, MD 20910 (Address of principal executive offices) (zip code)

(204) 898-8160 (Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Exchange Agreement

On December 20, 2013, we received a signed version of a Securities Exchange Agreement December 16, 2013 with Old Line Partners, LLC, a Nevada limited liability company, whose manager is Mackie Barch, our sole officer and director. Pursuant to the terms of the Exchange Agreement, Old Line is exchange all three million (3,000,000) shares of our Class A Preferred Stock that are currently issued and outstanding for five million one hundred thousand (5,100,000) shares of our newly created Series B Convertible Preferred Stock.

The holders of the Series B Convertible Preferred Stock have votes equal to fifty one percent (51%) of the voting power on all matters to come before the shareholders, and the Series B Convertible Preferred Stock is convertible into seven and one half percent (7.5%) of our issued and outstanding shares of common stock, measured at the time of conversion.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

Exchange Agreement

On December 20, 2013, we received a signed version of a Securities Exchange Agreement December 16, 2013 with Old Line Partners, LLC, a Nevada limited liability company, whose manager is Mackie Barch, our sole officer and director. Pursuant to the terms of the Exchange Agreement, Old Line is exchange all three million (3,000,000) shares of our Class A Preferred Stock that are currently issued and outstanding for five million one hundred thousand (5,100,000) shares of our newly created Series B Convertible Preferred Stock. The issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, and the shareholder was accredited, familiar with our operations, and there was no solicitation in connection with the issuance.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

4.1	Certificate of Designation for Series B Convertible Preferred Stock

10.1	Securities Exchange Agreement for Series B Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pharmagen, Inc.

Dated: December 20, 2013	By:	/s/ Mackie Barch
Mackie Barch
President and Chief Executive Officer